Exhibit 4.53

AMENDMENT NO. 3 TO INDENTURE

THIS AMENDMENT NO. 3, dated as of July 16, 2010 (the “Amendment”), to the Indenture (as defined below), is entered into by TAL Advantage III LLC, a Delaware limited liability company (the “Issuer”), Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”).

WITNESSETH:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Indenture, dated as of October 23, 2009 (as amended, supplemented and otherwise modified from time to time, the “Indenture”); and

WHEREAS, the parties hereto desire to amend the Indenture as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.               Defined Terms.  Unless otherwise amended by the terms of this Amendment, capitalized terms used in this Amendment shall have the meanings assigned in the Indenture.

SECTION 2.               Amendments to Agreement.  On the Effective Date (as defined in Section 4(b) of this Amendment),

(a)           the definition of “Original Equipment Cost” in Appendix A to the Indenture is hereby amended and restated in its entirety as follows:

Original Equipment Cost:  With respect to any Container as of any date, an amount equal to the average, for all Issuer Containers of the same equipment type and year of manufacturer, the sum of (i) the greater of (A) the vendor’s or manufacturer’s invoice price of such Container and (B) with respect to those Containers owned by TAL, and TOCC immediately prior to the Closing Date that were acquired by TAL or TOCC prior to November 4, 2004 through an asset purchase or other acquisition, the purchase price allocated to a Container by TAL or TOCC, as applicable in the acquisition of such Container, plus (ii) reasonable and customary inspection, transport and initial positioning costs necessary to put such Container in service not to exceed three percent (3%) of the amount described in clause (i) above, plus (iii) the cost of any Capital Improvements made to such Container, by, or on behalf of, the Issuer which expenditures are capitalized in accordance with GAAP, provided however, that the aggregate amount of Capital Improvements that may be included in the calculation of the Aggregate Net Book Value as of any date of determination may not exceed an amount equal to five percent (5%) of the Aggregate Net Book Value, plus (iv) reasonable acquisition fees and other fees allocated by the Seller not to exceed two and one half percent (2.5%) of the amount described in clause (i) above.

(b)           the definition of “Weighted Average Age” in Appendix A to the Indenture is hereby amended and restated in its entirety as follows:

Weighted Average Age:  For any date of determination, an amount that shall be determined to the following equation:

where:

WAA	=	Weighted Average Age
N	=	Type of unit (which shall be determined by reference to the list below)
Un	=	Number of Managed Container units of type n
AAn	=	Average age in years of Managed Container units of type n (as determined from the date of the initial sale of such Managed Container units by the manufacturer thereof)
EUn	=	“EU Factor” for Managed Container units of type n (which shall be determined by reference to the chart below)

For the purpose of the foregoing equation, the variable “n” shall be one of the following unit types:  (i) 20DC; (ii) 40DC; (iii) 40HC; (iv) 45MC; (v) 20RF; (vi) 40HR; (vii) 40RF; (viii) GENS; (ix) 20FR; (x) 40FR; (xi) 20OT; (xii) 40OT; (xiii) 45PW and (xiv) TK25.

The foregoing equation is intended to calculate the Weighted Average Age of the Managed Containers. The calculation considers the year of manufacture for each unit, and by type of unit.  In addition, the calculation treats each unit type by their EU Factor, as determined by the EU chart listed below.

For the purpose of the foregoing equation, the variable “EUn” with respect to a particular unit type “n” shall be equal to the value set forth in the chart below under the heading “EU Factor” opposite the appropriate unit type “n”:

Unit Type	EU Factor
20DC	1.00
40DC	1.60
40HC	1.68
45MC	2.02
20RF	8.00
40HR	10.00
40RF	10.00
GENS	5.00
20FR	1.90
40FR	3.00
20OT	1.30
40OT	2.20
45PW	2.02
TK25	16.00

2

SECTION 3.               Representations and Warranties.  The Issuer hereby confirms that each of the representations and warranties set forth in Article VI of the Indenture is true and correct as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

SECTION 4.               Effectiveness.

(a)           Except as expressly amended by the terms of this Amendment, all terms and conditions of the Indenture, as amended, shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

(b)           This Amendment and the agreements set forth herein shall be effective upon execution and delivery hereof (the “Effective Date”) and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns

(c)           After the execution and delivery hereof by the parties hereto, (i) this Amendment shall be a part of the Indenture, and (ii) each reference in the Indenture to “this Agreement” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby.

(d)           Each party hereto agrees and acknowledges that this Amendment constitutes a “Transaction Document” under the Indenture.

SECTION 5.               Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (which may include facsimile or PDF file), each of which shall be executed by the Issuer, the Indenture Trustee and the Control Party, and be deemed an original and all of which shall constitute together but one and the same agreement.

SECTION 6.               Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW).

SECTION 7.               Consent to Jurisdiction.  The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 8.               Entire Agreement.  This Amendment constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TAL ADVANTAGE III LLC, as Issuer

By:
Name:
Title:

Amendment 3 to Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:
Name:
Title:

Amendment 3 to Indenture